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                                                                  Exhibit 23.2



                          Independent Auditors' Consent





The Board of Directors
Allegiant Bancorp, Inc.:





We consent to the incorporation by reference in Allegiant Bancorp, Inc.'s (f/k/a Southside Bancshares Corp.) Post-effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 (No. 333-63212) of our report dated February 16, 2001 with respect to the consolidated financial statements of Southside Bancshares Corp. and subsidiaries (Southside) as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Southside and in the joint proxy statement/prospectus dated August 7, 2001.


                                                                  /s/ KPMG

St. Louis, Missouri
November 7, 2001